EXHIBIT 10.2

AGREEMENT OF MERGER

            AGREEMENT OF MERGER, dated as of January 18, 2005 (the “Merger Agreement”), by and among AirRover Wi-Fi Corp., a Delaware corporation (“Parent”), Air-Q Corp., a Nevada corporation (“Acquiror”), and Diamond I Technologies, Inc., a Nevada corporation (“Target”) (Acquiror and Target being hereinafter collectively referred to as the “Constituent Corporations”).

WHEREAS, prior to the execution of this Merger Agreement, Parent, Acquiror and Target have entered into an Agreement and Plan of Reorganization dated as of January 7, 2005 (the “Plan of Reorganization”), providing for certain representations, warranties and agreements in connection with the transaction contemplated; and

WHEREAS, the Board of Directors of Parent, Acquiror and Target have approved the acquisition of Target by Acquiror; and

WHEREAS, the Boards of Directors of Parent, Acquiror and Target have approved the merger of Target into Acquiror (the “Merger”) upon the terms and subject to the conditions set forth herein and in the Plan of Reorganization; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization with the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); and

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Acquiror and Target agree as follows:

ARTICLE I. THE MERGER

            Section 1.1. The Merger. (a) At the Effective Time (as defined in Section 1.2) and subject to the terms and conditions of this Merger Agreement and the Plan of Reorganization, Target shall be merged into Acquiror and the separate existence of Target shall thereupon cease, in accordance with the applicable provisions of the Nevada Revised Statutes (the “Nevada Law”).

            (b)       Acquiror will be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and will continue to be governed by the laws of the State of Nevada, and the separate corporate existence of Acquiror and all of its rights, privileges, immunities and franchises, public or private, and all its duties and liabilities as a corporation organized under the laws of the State of Nevada will continue unaffected by the Merger.

            (c)       The Merger will have the effects specified by the Nevada Law.

            Section 1.2. Effective Time. As soon as practicable following fulfillment or waiver of the conditions specified in Article 1.2 of the Plan of Reorganization and provided that this Merger Agreement has not been terminated or abandoned pursuant to Article IV hereof, the Constituent Corporations will cause Articles of Merger (the “Articles of Merger”) to be filed with the office of the Secretary of State of Nevada, as provided in the Nevada Law. Subject to and in accordance with the Nevada Law, the Merger will become effective at the date and time the Articles of Merger are filed with the office of the Secretary of State of Nevada, or such later time or date as may be specified in the Articles of Merger (the “Effective Time”).

ARTICLE II. THE SURVIVING CORPORATION

            Section 2.1. Articles of Incorporation. The Articles of Incorporation of Acquiror as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time; provided, however, that the name of Acquiror shall be changed to “Diamond I Technologies, Inc.”, as soon as is practicable following the Effective Time.

            Section 2.2. Bylaws. The Bylaws of Acquiror as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time.

            Section 2.3. Board of Directors. From and after the Effective Time, the Board of Directors of Acquiror shall be the Board of Directors of the Surviving Corporation.

ARTICLE III. CONVERSION OF SHARES

            Section 3.1. Conversion of Target Shares in the Merger. Pursuant to this Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Target:

            (a)       all shares of common stock of Target (the “Target Common Stock”) owned by Parent or any subsidiary of Parent or Target shall be cancelled and shall cease to exist from and after the Effective Time; and

            (b)       each remaining issued and outstanding share of Target Common Stock shall be converted into, and become exchangeable for shares of the $.001 par value per share common stock of Parent (the “Parent Common Stock”), as follows:

                        (i)        at the Effective Time, each share of Target Common Stock shall be exchanged for 70.591026 shares of Parent Common Stock, for a total of 70,591,026 shares of Parent Common Stock (these shares of Parent Common Stock are referred to as the “Closing Shares”). The Closing Shares shall be paid to the Shareholders in accordance with the Shareholders' percentage ownership in Target as set forth on Schedule 1.6(b) hereto;

                        (ii)       after the Effective Time, and on or before the date which is two years after the Effective Time, and at such time as Acquiror, as successor to Target, shall have completed the design and installation of a hand-held Wi-Fi-based gaming system in a first-class hotel/casino with no fewer than 400 guest rooms located in the State of Nevada (such system being referred to as the “Target System”), to the effect that the Target System is 100% operational and ready for use by guests of the host hotel/casino, which readiness shall include the approval of the Nevada Gaming Commission, Parent shall issue to the Shareholders, as part of the Merger Consideration, a total of 35,295,513 shares of Parent Common Stock (these shares of Parent Common Stock are referred to as the “System Shares”). The System Shares shall be paid to the Shareholders in accordance with the Shareholders' percentage ownership in Target as set forth on Schedule 1.6(b) hereto; and

                        (iii)      after the Effective Time, and on or before the date which is five years after the Effective Time, and at such time as the Target System has operated at a profit, as determined by generally accepted accounting principles, for a period of three consecutive months, Parent shall issue to the Shareholders, as part of the Merger Consideration, a total of 35,295,512 shares of Parent Common Stock (these shares of Parent Common Stock are referred to as the “Operational Shares”). The Operational Shares shall be paid to the Shareholders in accordance with the Shareholders' percentage ownership in Target as set forth on Schedule 1.6(b) hereto.

            The Closing Shares, the System Shares and the Operational Shares are referred to as the “Merger Consideration”.

            The rights of the Shareholders to receive any part of the Merger Consideration shall not be assignable, except by operation of law or pursuant to the laws of descent and distribution.

            Section 3.2. Status of Acquiror Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Acquiror, each issued and outstanding share of common stock of Acquiror shall continue unchanged and remain outstanding as a share of common stock of the Surviving Corporation.

            Section 3.3. Exchange of Target Common Stock Certificates. As soon as practicable after the Effective Time, Parent shall cause the exchange of Target Common Stock for Parent Common Stock (as required in Section 3.1(b) herein and Section 1.6 of the Plan of Reorganization) to occur. Shares of Parent Common Stock into which shares of Target Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

ARTICLE IV. TERMINATION AND AMENDMENT

            Section 4.1. Termination. This Merger Agreement shall terminate in the event of, and upon termination of, the Plan of Reorganization.

            Section 4.2. Amendments. This Merger Agreement may be amended by the parties hereto, at any time before or after approval hereof by the shareholders of Target, but, after any such approval, no amendment shall be made which (a) changes the ratio at which Target Common Stock is to be converted into Parent Common Stock pursuant to Section 3.1, (b) in any way materially adversely affects the rights of holders of Target Common Stock or (c) changes in any of the principal terms of this Merger Agreement, in each case, without the further approval of such shareholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            Section 4.3. Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

            Section 4.4. Notices. All notices required to be given hereunder shall be in writing and shall be deemed given when delivered in person or sent by confirmed facsimile, or when received if given by Federal Express or other nationally recognized overnight courier service, or five (5) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, addressed to the applicable parties as follows:

            (a)       If to Parent or Acquiror:                     with copies to:

                        AirRover Wi-Fi Corp.                        Newlan & Newlan

                        Air-Q Corp.                                        Attorneys at Law

                        5555 Hilton Avenue, Suite 207          2652 F.M. 407, Suite 207

                        Baton Rouge, Louisiana 70808          Bartonville, Texas 76226

            (b)       If to Target or the Shareholders:         with copies to:

                        Diamond I Technologies, Inc.            Thomas C. Bacon, Esquire

                        2769 Deep Canyon Drive                   Jeffer, Mangels, Butler & Marmaro LLP

                        Beverly Hills California 90210          1900 Avenue of the Stars, 7th Floor

                                                                                    Los Angeles, California 90067

                                                                                    Larry Shultz

                                                                                    2769 Deep Canyon Drive

                                                                                    Beverly Hills, California 90210

            Section 4.5. Arbitration. Any dispute arising under this Merger Agreement shall be resolved by arbitration in Dallas, Texas, under the Rules of the American Arbitration Association, as then in effect. The determination and award of the arbitrator, which aware may include punitive damages, shall be final and binding on the parties and may be entered as a judgment in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, can award attorneys’ fees to the prevailing party.

            Section 4.6. Entire Agreement. This Merger Agreement and the Plan of Reorganization constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. The parties and their respective affiliates make no representations or warranties to each other, except as contained in the Plan of Reorganization, and any and all prior representations and statements made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Merger Agreement and the Plan of Reorganization, it being intended that no such representations or statements shall survive the execution and delivery of this Merger Agreement and the Plan of Reorganization.

            Section 4.7. Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Merger Agreement, to exercise any right or privilege conferred in this Merger Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Merger Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

            Section 4.8. Counterparts. This Merger Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            Section 4.9. Severability. The invalidity of any provision of this Merger Agreement or portion of a provision shall not affect the validity of any other provision of this Merger Agreement or the remaining portion of the applicable provision.

            Section 4.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts executed in and to be performed in such State.

            Section 4.11. Binding Effect; Benefit. This Merger Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Nothing in this Merger Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Merger Agreement, including, without limitation, third party beneficiary rights.

            Section 4.12. Assignability. This Merger Agreement shall not be assignable by either party or by operation of law, except with the express written consent of each other party.

            Section 4.13. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            IN WITNESS WHEREOF, Parent, Acquiror and Target have executed this Agreement of Merger on the date first above written.

            PARENT:                                                       TARGET:

            AIRROVER WI-FI CORP.                            DIAMOND I TECHNOLOGIES, INC.

            By: /s/ DAVID LOFLIN                                By: /s/ JASON P. DAVIS

                        David Loflin                                                   Jason P. Davis

                        President                                                         President and CEO

            ACQUIROR:

            AIR-Q CORP.

            By: /s/ DAVID LOFLIN

                        David Loflin

                        President